Exhibit (a)(9)

International Electronics, Inc.
News Release

Contact:
John Waldstein
President
781-821-5566 ext. 114

International Electronics, Inc. Confirms Recommendation Against Inferior RISCO Offer

CANTON, MA — May 15, 2007 — International Electronics, Inc. (IEI) (OTCBB: IEIB.OB) today announced that its Board of Directors has confirmed its unanimous recommendation against the inferior, unsolicited tender offer by a subsidiary of RISCO, Ltd. and its unanimous recommendation to vote, at the upcoming shareholder meeting on May 18, 2007, against granting any voting rights for any shares that RISCO acquires in its tender offer.

As announced earlier today, IEI has signed a definitive agreement to be acquired by Linear LLC, a wholly-owned subsidiary of Nortek, Inc., at a price of $6.65 per share in cash in a tender offer and merger. This per share price represents a premium of more than 66% over the $4.00 price per share offered in the RISCO tender offer.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of IEI are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to: the consummation or failure to consummate any business combination, including the merger with Linear and the tender offer commenced by RISCO; the loss of one of IEI’s large customers or the cancellation or deferral of purchases of IEI’s products; the loss of one of IEI’s distribution partners or the failure of the partner to devote adequate resources to the sale of our products; changes in general economic conditions; limitations imposed by IEI’s limited financial resources; IEI’s dependence on certain key employees; any failure by IEI to successfully select, develop, manufacture and market new products or enhance its existing products; fluctuations in IEI’s sales and operating results; IEI’s ability to successfully compete; the expense resulting to IEI from future investments and acquisitions and IEI’s ability to integrate acquired products, technologies or businesses; IEI’s ability to protect its intellectual property rights; the reliability of offshore production undertaken by IEI; IEI’s dependence upon sole source suppliers for certain key components; the risks associated with international sales; and the limited market for IEI’s common stock and the volatility of its share price.

About International Electronics, Inc.

International Electronics, Inc. (IEI), an ISO9001:2000 certified manufacturer, designs, manufactures, markets and sells electronic access control equipment and browser-managed security platforms used in residential and commercial security systems and wireless access control and fleet management systems for industrial mobile asset applications. IEI’s products include its Door-Gard(TM) and Secured Series(TM) access control lines, its LS line of integrated battery operated door locks, its eMerge(TM) browser-managed access and security management products and its line of PowerKey(TM) industrial access control and fleet management products. IEI markets its security management and access control products to leading distribution and electronic security installation companies, and its PowerKey(TM) products directly to material handling equipment users worldwide. For more information about IEI, visit www.ieib.com.

Additional Information and Where to Find It

In connection with the Linear tender offer, IEI expects to file a solicitation/recommendation statement with the SEC. In connection with the proposed merger with Linear, IEI expects to file a proxy statement with the SEC, if required by law. In connection with the unsolicited tender offer by RISCO, IEI filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on March 16, 2007, and has subsequently filed amendments thereto. On April 27, 2007, IEI both filed a definitive proxy statement with the SEC and mailed the proxy statement to its shareholders, which proxy statement in part relates to the tender offer commenced by RISCO. IEI advises its shareholders to read all of these documents, including any amendments thereto, because they contain, or, when filed, will contain additional information about the Linear tender offer, the proposed merger and the unsolicited tender offer by RISCO. Shareholders may obtain a free copy of these documents, and any amendments thereto, on the SEC’s web site at www.sec.gov, on IEI’s web site at www.ieib.com, or by contacting IEI’s information agent, Morrow & Co., Inc. at (203) 658-9400.

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